                                                                     EXHIBIT 2.3

                                                                  EXECUTION COPY

                                SUPPORT AGREEMENT

            This SUPPORT AGREEMENT (this "Agreement"), is entered into as of July 18, 2003 by and among Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3" and, collectively with Merger Sub 1 and Merger Sub 2, "Merger Subs"), and New SAC ("Majority Stockholder"). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (defined below).

                                    RECITALS

            WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Subs, Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands with limited liability (together with any successor by deregistration and domestication, "HoldCo") and Crystal Decisions, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of July 18, 2003 (the "Merger Agreement") which provides for a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger" and collectively with the HoldCo Merger, the "Holdco Mergers"), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger, all on the terms and subject to the conditions set forth in the Merger Agreement;

            WHEREAS, as of the date hereof, Majority Stockholder beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934, as amended), 2,000 shares of capital stock of HoldCo, par value $1.00 per share (the "HoldCo Shares"), representing 100% of the current voting power of HoldCo; and

            WHEREAS, as a condition and inducement to Parent's and Merger Subs' willingness to enter into the Merger Agreement, Majority Stockholder is entering into this Agreement to cause HoldCo to (i) deregister pursuant to Section 226 of the Companies Law (2003 Revision) of the Cayman Islands as an exempted limited liability company incorporated under the Companies Law (2003 Revision) and be domesticated pursuant to Section 388 of the Delaware General Corporation Law as a Delaware corporation (the "Deregistration and Domestication") and (ii) immediately after the Deregistration and Domestication (x) execute and deliver the written consent of stockholders attached to this Agreement as Exhibit A (the "Written Consent") and (y) deliver to Parent the irrevocable proxy with respect to the all of the outstanding voting capital stock of HoldCo after the Deregistration and Domestication (the "Subject Shares") attached to this Agreement as Exhibit B (the "Proxy").

            NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties set forth herein, intending to be legally bound, the parties agree as follows:

            Section 1. Deregistration and Domestication. Immediately following execution of the Merger Agreement, but in any event no later than seven (7) days after the date of the Merger Agreement, Majority Stockholder will cause HoldCo to deregister pursuant to Section 226 of the Companies Law (2003 Revision) of the Cayman Islands as an exempted limited liability company incorporated under the Companies Law (2003 Revision) and be domesticated pursuant to Section 388 of the Delaware General Corporation Law as a Delaware corporation.

            Section 2. Written Consent. Majority Stockholder agrees to execute and deliver the Written Consent immediately following the completion of the Deregistration and Domestication.

            Section 3. Voting of Subject Shares. At every meeting of HoldCo's shareholders and at every adjournment thereof, and on every action or approval by written consent of HoldCo's shareholders, Majority Stockholder agrees to vote, or cause to be voted, to the extent not voted by Parent as appointed by the Proxy, all of the HoldCo Shares or the Subject Shares, as the case may be:

                  (a) in favor of the approval and adoption of the Merger Agreement and the approval of the HoldCo Mergers and the transactions contemplated by the Merger Agreement;

                  (b) against approval of any proposal made in opposition to, or in competition with, the HoldCo Mergers and the transactions contemplated by the Merger Agreement; and

                  (c) against any actions (other than those actions that relate to the HoldCo Mergers and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of HoldCo to consummate the HoldCo Mergers or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the HoldCo Mergers in accordance with the terms of the Merger Agreement.

Majority Stockholder further agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of the terms of this Section 3.

            Section 4. Irrevocable Proxy. Immediately following the completion of the Deregistration and Domestication, Majority Stockholder agrees to deliver the Proxy to Parent, which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Subject Shares. The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest. At Parent's request, Majority Stockholder will perform such further acts and execute such further documents as may be required to vest in Parent or its Representatives the sole power to vote the Subject Shares during the term of the Proxy in accordance with its terms.

            Section 5. Transfer of Subject Shares. Except as otherwise contemplated by the Merger Agreement or this Agreement, from and after the date of this Agreement until the termination of this Agreement, Majority Stockholder will not, directly or indirectly, without the prior written consent of Parent:

                  (a) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of the HoldCo Shares or the Subject Shares, or any interest therein;

                  (b) grant any proxies or powers of attorney, deposit any of the HoldCo Shares or the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the HoldCo Shares or the Subject Shares;

                  (c) take any action that would reasonably be expected to have the effect of preventing or disabling Majority Stockholder from performing Majority Stockholder's obligations under this Agreement or making any representation or warranty of Majority Stockholder contained in this Agreement untrue or incorrect; or

                  (d) enter into any agreement or arrangement providing for any of the actions described in clause (a), (b) or (c) above.

For the avoidance of doubt, nothing in this Section 5 shall restrict the ability of HoldCo to conduct the Deregistration and Domestication.

            Section 6. Representations, Warranties and Covenants. Majority Stockholder hereby represents and warrants to Parent and Merger Subs as follows:

                  (a) Ownership. Majority Stockholder (i) is, and at all times prior to the Deregistration and Domestication will be, the beneficial owner of the HoldCo Shares and (ii) at all times after the Deregistration and Domestication and prior to the termination of this Agreement will be, the beneficial owner of the Subject Shares. The HoldCo Shares do, and upon issuance the Subject Shares will, constitute all of the issued and outstanding shares of HoldCo capital stock owned of record or beneficially owned by Majority Stockholder. Majority Stockholder has the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the HoldCo Shares and Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                  (b) Power; Binding Agreement. Majority Stockholder has all requisite legal capacity, power and authority to enter into and perform all of Majority Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Majority Stockholder and when duly and validly executed and delivered by Parent and Merger Subs will constitute a valid and binding agreement of Majority Stockholder, enforceable against Majority Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Majority Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Majority Stockholder of the transactions contemplated hereby.

                  (c) No Conflicts. Except for the Deregistration and Domestication or as otherwise contemplated by the Merger Agreement, no filing or registration with, and no permit, authorization, order, filing, registration consent or approval of, any federal, state, local, municipal, foreign or other public body or authority is necessary for the execution of this Agreement by Majority Stockholder and the consummation by Majority Stockholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by Majority Stockholder, the consummation by Majority Stockholder of the transactions contemplated hereby or compliance by Majority Stockholder with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to Majority Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Majority Stockholder is a party or by which Majority Stockholder or any of Majority Stockholder's properties or assets may be bound, except as could not reasonably be expected to impair the Majority Stockholder's ability to perform its obligations hereunder, (iii) require any material consent, authorization or approval of any Person or Governmental Entity that has not been obtained, or (iv) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Majority Stockholder or any of the HoldCo Shares or Subject Shares.

                  (d) No Encumbrances. All of the HoldCo Shares are, and at all times prior to the Deregistration and Domestication will be, held by Majority Stockholder free and clear of any Encumbrances other than any Encumbrances created under this Agreement, the Proxy or the Merger Agreement. All of the Subject Shares will be, at all times after the Deregistration and Domestication and prior to the termination of this Agreement, held by Majority Stockholder free and clear of any Encumbrances other than any Encumbrances created under this Agreement, the Proxy or the Merger Agreement.

            Section 7. Legends. Majority Stockholder hereby agrees that it shall not transfer the HoldCo Shares or Subject Shares during the term hereof, if and to the extent permitted pursuant to Section 5 of this Agreement, without first having a legend affixed to the certificates representing such HoldCo Shares or Subject Shares stating that they are subject to this Agreement and the Proxy.

            Section 8. Further Assurances. From time to time, at Parent's reasonable request and without further consideration, Majority Stockholder will perform such further acts and execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, this Agreement and the Proxy.

            Section 9. Termination. This Agreement will terminate upon the earlier to occur of (i) the date on which the Merger Agreement is terminated,
(ii) the HoldCo Merger Effective Time, and (iii) the mutual agreement of the parties hereto in writing to terminate this

Agreement. Following termination, this Agreement will be of no further force and effect except that nothing herein will relieve any party from liability for any material breach of this Agreement.

            Section 10. Stock Splits, Dividends, Etc. The "HoldCo Shares" and the "Subject Shares" shall be deemed to include any HoldCo Shares or Subject Shares issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend, stock split or other distribution, recapitalization or reclassification with respect to, or in exchange for, or in replacement of, such HoldCo Shares or Subject Shares.

            Section 11. Miscellaneous.

                  (a) Amendments. Subject to applicable law, this Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Subs and Majority Stockholder.

                  (b) Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder will be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                        (i) if to Majority Stockholder, to:

                        New SAC
                        c/o Silver Lake Partners
                        2725 Sand Hill Road
                        Menlo Park, Palo Alto 94025
                        Attention: David Roux
                        Telephone: (650) 233-8120
                        Facsimile: (650) 233-8125

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

                        Simpson Thacher & Bartlett LLP
                        3330 Hillview Avenue
                        Palo Alto, California 94304
                        Attention: Richard Capelouto
                                   Kirsten Jensen
                        Telephone: (650) 251-5000
                        Facsimile: (650) 251-5002

                        (ii) if to Parent or Merger Subs, to:

                        Business Objects S.A.
                        c/o Business Objects Americas, Inc.
                        3030 Orchard Parkway
                        San Jose, CA 95134
                        Attention: General Counsel
                        Telephone: (408) 953-6000
                        Facsimile: (408) 953-6001

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        525 University Avenue, Suite 1100
                        Palo Alto, California 94301
                        Attention: Marc R. Packer
                                   Kenton J. King
                        Telephone: (650) 470-4500
                        Facsimile: (650) 470-4570

                  (c) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                  (d) Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the exhibits hereto, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other Person any rights or remedies hereunder.

                  (e) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  (f) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (g) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the other transactions contemplated by this Agreement in any court other than a state court sitting in the State of Delaware.

                  (h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  (i) Assignment. This Agreement may not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion and without the consent of Majority Stockholder, any or all of its rights, interests and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  (j) No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

                  (k) Waiver of Jury Trial. EACH OF PARENT, MAJORITY STOCKHOLDER AND EACH MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MAJORITY STOCKHOLDER OR EACH MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                  (l) Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses whether or not the HoldCo Mergers are consummated.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                    BUSINESS OBJECTS S.A


                                    By: /s/ Bernard Liautaud
                                       ---------------------------------
                                    Name: Bernard Liautaud
                                    Title: Chairman of the Board and
                                           Chief Executive Officer


                                    BORG MERGER SUB I, INC.


                                    By: /s/ Bernard Liautaud
                                       ---------------------------------
                                    Name: Bernard Liautaud
                                    Title: Chief Executive Officer
                                           and President


                                    BORG MERGER SUB II, INC.


                                    By: /s/ Bernard Liautaud
                                       ---------------------------------
                                    Name: Bernard Liautaud
                                    Title: Chief Executive Officer
                                           and President


                                    BORG MERGER SUB III, INC.


                                    By: /s/ Bernard Liautaud
                                       ---------------------------------
                                    Name: Bernard Liautaud
                                    Title: Chief Executive Officer
                                           and President


                      [SIGNATURE PAGE TO SUPPORT AGREEMENT]

                                    NEW SAC


                                    By: /s/ William L. Hudson
                                       ---------------------------------
                                    Name:  William L. Hudson
                                    Title: Executive Vice President, General
                                           Counsel and Corporate Secretary


















                      [SIGNATURE PAGE TO SUPPORT AGREEMENT]

                                                                       EXHIBIT A

                     WRITTEN CONSENT IN LIEU OF A MEETING OF
                               THE STOCKHOLDERS OF
                 SEAGATE SOFTWARE (CAYMAN) HOLDINGS CORPORATION

            New SAC (the "Majority Stockholder"), a stockholder of Seagate Software (Cayman) Holdings Corporation, a Delaware corporation (the "HoldCo"), acting pursuant to Section 228 of the General Corporation Law of the State of Delaware, does hereby consent to the adoption, and does hereby adopt, the following resolutions with the same force and effect as if adopted by a vote at a duly convened meeting of the stockholders of HoldCo:

            WHEREAS, the Majority Stockholder holds of record 2,000 shares of the HoldCo's common stock, par value $1.00 per share (the "Common Stock"), which is the only class of capital stock of HoldCo issued and outstanding;

            WHEREAS, the Common Stock held of record by the Majority Stockholder represents 100% of the voting power of HoldCo;

            WHEREAS, Crystal Decisions, Inc. (the "Company") has entered into the Agreement and Plan of Merger by and among Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3"), HoldCo and the Company in substantially the form attached hereto as Exhibit A (the "Merger Agreement") which provides for a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger" and collectively with the HoldCo Merger, the "Holdco Mergers"), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger, all on the terms and subject to the conditions set forth in the Merger Agreement;

            WHEREAS, the board of directors of HoldCo has recommended that the stockholders of HoldCo approve and adopt the Merger Agreement and approve the HoldCo Mergers; and

            WHEREAS, Majority Stockholder has resolved to approve and adopt the Merger Agreement and to approve the HoldCo Mergers.

            NOW, THEREFORE, BE IT:

            RESOLVED, that the Merger Agreement is hereby approved and adopted, and the HoldCo Mergers are hereby approved, in all respects.

            IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the ____ day of July, 2003.

                                    NEW SAC


                                    By:
                                        --------------------------
                                    Name:
                                    Title:

                                                                       EXHIBIT B

                                IRREVOCABLE PROXY

            NEW SAC ("Majority Stockholder") of Seagate Software (Cayman) Holdings Corporation, a Delaware corporation ("HoldCo"), hereby irrevocably appoints Bernard Liautaud and John Olsen and each of them and any designee thereof, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the voting of the Subject Shares, as such term is defined in the Support Agreement entered into concurrently herewith by and among of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3" and, collectively with Merger Sub 1 and Merger Sub 2, "Merger Subs"), and Majority Stockholder (the "Support Agreement") with respect to the matters set forth below, until the earlier of (1) the date on which that certain Agreement and Plan of Merger entered into concurrently herewith (the "Merger Agreement"), by and among Parent, Merger Subs, HoldCo and Crystal Decisions, Inc. (the "Company"), which provides for a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger" and collectively with the HoldCo Merger, the "Holdco Mergers"), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger, all on the terms and subject to the conditions set forth in the Merger Agreement, is terminated or (2) the HoldCo Merger Effective Time (as defined in the Merger Agreement) (such earlier date, the "Termination Date").

            Until the Termination Date, this proxy is irrevocable to the extent permitted under Section 212 of the Delaware General Corporation Law, is coupled with an interest, is granted pursuant to the Support Agreement, and is granted in consideration of Parent and Merger Subs entering into the Merger Agreement. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Subject Shares are hereby revoked and no subsequent proxies will be given. The attorneys and proxies named above will be empowered at any time prior to the Termination Date to vote or cause to be voted all of the Subject Shares at every meeting of HoldCo's stockholders and at every adjournment thereof, and on every action or approval by written consent of HoldCo's stockholders:

            1. in favor of the approval and adoption of the Merger Agreement and the approval of the HoldCo Mergers and the transactions contemplated by the Merger Agreement;

            2. against approval of any proposal made in opposition to, or in competition with, the HoldCo Mergers and the transactions contemplated by the Merger Agreement; and

            3. against any actions (other than those actions that relate to the HoldCo Mergers and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of HoldCo to consummate the HoldCo Mergers or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the HoldCo Mergers in accordance with the terms of the Merger Agreement.

            Notwithstanding anything contained in this Proxy, this Proxy shall terminate when the Support Agreement terminates.

Any obligation of the undersigned hereunder will be binding upon the successors and assigns of the undersigned.


Dated:   July __, 2003



                                 NEW SAC


                                 By:
                                      ------------------------------
                                 Name:
                                 Title:






















              **************THIS PROXY IS IRREVOCABLE.*************